Exhibit 10.26

AGREEMENT AND GENERAL RELEASE

Affinion Group, Inc., a Delaware corporation (“Affinion” or the “Company”), Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), and Lloyd Wirshba (hereinafter collectively with his/her heirs, executors, administrators, successors and assigns, “EMPLOYEE”) mutually desire to enter into this Agreement and General Release, effective as of January 11, 2012, and agree that:

EMPLOYEE is a party to an Employment Agreement, dated as of December 1, 2010 (the “Employment Agreement”), with the Company and Holdings;

EMPLOYEE has previously entered into an Option Agreement, dated as of April 28, 2011 (the “Option Agreement”), with Holdings;

EMPLOYEE understands that this Agreement and General Release is executed for the benefit of Affinion and Holdings (and each of the affiliates, subsidiaries, successors and assigns of Affinion and Holdings, as well as each of the directors, officers, employees and agents of Affinion and Holdings and each such other entity, as well as Apollo Management, L.P. and General Atlantic, L.P.) and that it is enforceable by either Affinion or Holdings (along with their respective successors and assigns) individually or collectively;

The terms of this Agreement and General Release are the products of mutual negotiation and compromise between the parties hereto;

The meaning, effect and terms of this Agreement and General Release have been fully explained to EMPLOYEE;

EMPLOYEE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement and General Release;

EMPLOYEE is being afforded at least forty-five (45) days to consider the meaning and effect of this Agreement and General Release;

EMPLOYEE understands that he may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release and this Agreement and General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of your Agreement and General Release.” Said revocation must be personally delivered to the Company or its designee, or mailed to the Company and postmarked within seven (7) calendar days of execution of this Agreement and General Release; and

EMPLOYEE has carefully considered other alternatives to executing this Agreement and General Release.

Lloyd Wirshba

Separation Agreement

January 11, 2012

NOW, THEREFORE, the parties hereto, for the full and sufficient consideration set forth below, agree as follows:

1. The parties acknowledge that, following discussions with each other and based upon the provisions of this Agreement and General Release, EMPLOYEE has agreed to separate from the Company and EMPLOYEE’S last date of employment with the Company is January 11, 2012 (the “Separation Date”). Except as expressly set forth herein, any agreement between the parties relating to the terms of EMPLOYEE’S employment are hereby terminated and of no further force or effect; provided, however, that Employee’s obligations contained in Sections 5 and 6 of the Employment Agreement shall survive until the expiration of the applicable time periods set forth therein. EMPLOYEE hereby agrees that if EMPLOYEE was an officer or director of the Company, Holdings, or any of their subsidiaries or other businesses, EMPLOYEE hereby resigns from all such positions, without any further action necessary, effective as of January 11, 2012. As of the Separation Date, EMPLOYEE’S salary will cease, and any entitlement EMPLOYEE has or might have under a Company provided benefit plan, program or practice will terminate, except as required by federal or state law, or as otherwise described below.

a.	Salary. On or before January 27, 2012, the Company will pay EMPLOYEE all earned but unpaid base salary, less applicable withholding taxes, up to and through the Separation Date.

b.	Benefits – the Company shall continue coverage of health care only for EMPLOYEE and covered dependents through January 31, 2012, at which point EMPLOYEE will have the option to continue coverage under COBRA;

c.	Treatment of Options — pursuant to the Option Agreement and the Holdings 2007 Stock Plan (the “Plan”), all of EMPLOYEE’S unvested Options (as defined in the Option Agreement) shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect effective as of the Separation Date, and EMPLOYEE’S vested Options shall be treated in accordance with the terms of the Option Agreement and the Plan; and

d.	Treatment of Restricted Stock Units — EMPLOYEE agrees that all of EMPLOYEE’S unvested restricted stock units (“RSU’s”) shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect effective as of the Separation Date and EMPLOYEE’S vested RSU’s (if any) shall be treated in accordance with the terms of the Plan.

Lloyd Wirshba

Separation Agreement

January 11, 2012

2. In consideration for the execution by EMPLOYEE of this Agreement and General Release and his compliance with the promises made herein, the parties agree as follows:

a.	Benefits. If EMPLOYEE elects to continue health care coverage under COBRA, the Company shall reimburse Employee for the expense of such health care coverage for up to six months.

b.	Signing Bonus. The Company waives the EMPLOYEE’S obligation to repay to the Company the Signing Bonus (as defined in the Employment Agreement) in the amount of $650,000 and agrees that the EMPLOYEE shall have no further repayment obligations with respect to such Signing Bonus.

3. EMPLOYEE is obligated for the payment of any taxes (whether local, state, federal, or otherwise) which may become due and owing on the amounts referred to above and in this regard agrees to indemnify and hold the Company, Holdings, their respective parents, affiliates (including, without limitation, Apollo Management, L.P. and General Atlantic, L.P.), subsidiaries, divisions, successors and assigns, and the employees, officers, directors and agents of the Company, Holdings, and each such other entity (collectively referred to throughout this Agreement as the “Released Parties”) harmless for any taxes, interest or penalties imposed on the Company, Holdings, or any other Released Party as a result of EMPLOYEE failing to satisfy any such tax obligation.

4. EMPLOYEE understands and agrees that he would not receive the monies and/or benefits specified in Section 2 above, except for his execution of this Agreement and General Release, and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled.

5. EMPLOYEE, of his own free will, knowingly and voluntarily releases and forever discharges the Released Parties of and from any and all actions or causes of action, suits, claims, charges, complaints, damages, liabilities, losses, debts, obligations, promises, demands and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, known or unknown, suspected or unsuspected, at law or in equity, which against the Released Parties EMPLOYEE ever had, now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time through the Separation Date, including, but not limited to:

a.

any and all matters arising out of his employment by the Company or any of the other Released Parties and the cessation of said employment, and including, but not limited to, any claims for salary, bonuses (including, without limitation, any annual incentive plan payments), severance pay, or vacation pay, any alleged violation of the National Labor Relations Act, any claims for discrimination of

Lloyd Wirshba

Separation Agreement

January 11, 2012

any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this Agreement and General Release), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act;

b.	any and all matters under Connecticut state law arising out of EMPLOYEE’S employment by the Company or any of the other Released Parties and the cessation of said employment, including, but not limited to, Connecticut’s Equal Pay Law; Whistleblower Protection Act; Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; Human Rights and Opportunities Law; Equal Pay Act; Fair Employment Practices Law; Maternity Leave Law; Breast Feeding Rights; Handicap Discrimination Law; Smokers’ Rights Law; Wage Payment Law and Work Hour Laws; Occupational Safety and Health Act;

c.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of his employment with the Company or otherwise including, but not limited to, any allegations for costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters; and

d.	any and all matters and rights arising out of his ownership of any Options or RSU’s, whether in connection with or arising out of the Option Agreement, the Plan or any other agreement, applicable law or otherwise.

6. Except in connection with enforcing the terms of this Agreement and General Release, (x) EMPLOYEE waives his right to file or commence any charge, complaint or proceeding, nor will he accept any relief or recovery from any charge, complaint, or proceeding, before any federal, state, or local court, or any administrative, regulatory or arbitration agency or body, against the Company, Holdings or any of the other Released Parties, except as such waiver is prohibited by statutory provision, and (y) EMPLOYEE further agrees not to file or commence any action or proceeding before any federal, state, or local court against Affinion, Holdings, or any of the other Released Parties. EMPLOYEE also acknowledges that he does not have any current

Lloyd Wirshba

Separation Agreement

January 11, 2012

charge against the Company, Holdings or any of the other Released Parties pending before any local, state or federal agency regarding his employment or otherwise. Except as prohibited by statutory provision, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Agreement and General Release, and EMPLOYEE shall reimburse the Company, Holdings and each of the other Released Parties for the costs, including reasonable attorneys’ fees, of defending any such action.

7. EMPLOYEE agrees not only to release the Company, Holdings and each of the other Released Parties from any and all claims as stated above which he could make on his own behalf, but also those which may be made by any other person or organization on his behalf. EMPLOYEE specifically waives any right to become, and promises not to become, a member of any class in a case in which a claim or claims against the Company, Holdings or any of the other Released Parties are made involving any events up to and including the Separation Date, except where such waiver is prohibited by statutory provision. EMPLOYEE further waives any right to, and agrees not to, in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative agency claims, charges or complaints and/or any lawsuit, against the Company, Holdings or any of the other Released Parties, or to in any way voluntarily participate or cooperate in any such action or proceeding, except as such waiver is prohibited by statutory provision.

8. EMPLOYEE agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement and General Release including specifically any of the terms of settlement. This nondisclosure includes, but is not limited to, members of the media, present and former employees of the Company or any other Released Party, and other members of the public, but does not include an attorney or accountant with whom EMPLOYEE chooses to consult or seek advice regarding his consideration of and decision to execute this Agreement and General Release (provided that such attorney or accountant agrees to keep the provisions of this Agreement and General Release strictly confidential). This Agreement and General Release shall not be admissible in any proceeding except to enforce the terms herein. In response to inquiries from individuals other than an attorney or accountant, EMPLOYEE shall only respond “I have satisfactorily resolved all of my differences with the Company.” In the event of disclosure by EMPLOYEE, except as permitted under this Agreement and General Release or pursuant to lawful court order or subpoena (in which event EMPLOYEE shall give prompt, prior written notice to the Company of any such compelled disclosure), the Company has the right to institute an action against EMPLOYEE for the return of all settlement monies plus the reimbursement of attorneys’ fees and court costs.

Lloyd Wirshba

Separation Agreement

January 11, 2012

9. EMPLOYEE acknowledges and confirms that he has returned all property of the Company and the other Released Parties to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other supplies or equipment of the Company or the other Released Parties in his possession. In addition, any business related expenses for which he seeks reimbursement have been documented and submitted to the Company. Finally, any amounts owed to the Company or the other Released Parties have been paid by EMPLOYEE.

10. Each of the parties hereto acknowledges that any breach of the terms of this Agreement and General Release would result in irreparable injury and damage to the party affected thereby for which there would be no adequate remedy at law. Accordingly, each of the parties hereto agrees that in the event of such breach or any threat of breach, the party affected thereby shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach, without having to prove damages (or post any bond), in addition to any other remedies to which the affected party may be entitled at law or in equity. The terms of this Section 10 shall not prevent any party hereto from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to an action for damages, setting off against any amounts owed under this Agreement and General Release and/or any other legal or equitable remedies.

11. EMPLOYEE shall, upon request by the Company following reasonable notice, appear to testify, and testify fully and truthfully, at any deposition, trial, mediation, arbitration or other similar proceeding in which the Company or any of the other Released Parties is a party. In the event that the Company requests, pursuant to the provisions of this Section 11, that EMPLOYEE travel to any location for the purpose of participating in a deposition, trial, mediation, arbitration or other similar proceeding, then the Company shall reimburse EMPLOYEE for all reasonable out-of-pocket expenses he incurs for food, lodging and travel, upon presentation of receipts evidencing such expenses. In addition, EMPLOYEE shall cooperate with the Company and the other Released Parties in regard to any claims made or litigation brought against them, as well as in regard to investigations by any governmental agency. As part of this cooperation, EMPLOYEE will be available on reasonable notice to be interviewed by counsel for the Company or any other Released Party and to respond in a reasonably prompt manner to all reasonable inquiries (including telephonic and written inquiries) for information or records in his possession, custody or control pertaining to any such matters. EMPLOYEE agrees to be truthful and cooperative in any such interview and in responding to any such inquiry.

12. EMPLOYEE acknowledges and agrees that in consideration for the monies set forth in Section 2 he will remain bound by EMPLOYEE’S obligations contained in Sections 5 and 6 of the Employment Agreement for the applicable time periods set forth therein.

Lloyd Wirshba

Separation Agreement

January 11, 2012

13. This Agreement and General Release shall be governed by and interpreted under the laws of the State of Delaware without regard to the principles of conflict of law. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. However, if as a result of any action initiated by EMPLOYEE, any portion of the general release language was ruled to be unenforceable for any reason, EMPLOYEE shall return the consideration paid hereunder to the Company.

14. EMPLOYEE agrees that neither this Agreement and General Release nor the furnishing of the consideration relating thereto shall be deemed or construed at any time for any purpose as an admission by the Company or any other Released Party of any liability or unlawful conduct of any kind, all of which the Company and the other Released Parties deny.

15. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

16. This Agreement and General Release sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any prior agreements or understandings between the parties, except as specifically set forth herein.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EMPLOYEE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.

[Signature page follows]

Lloyd Wirshba

Separation Agreement

January 11, 2012

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this agreement.

Signed and sworn before me	/s/ Lloyd Wirshba
this 10th day of January, 2012.	Lloyd Wirshba

/s/ Karen L. Walgren
Notary Public

Signed and sworn before me this 10th day of January, 2012.	AFFINION GROUP, INC.

/s/ Karen L. Walgren	By:	/s/ Mary C. Rusterholz
Notary Public		Name:	Mary C. Rusterholz
		Title:	EVP Support Services

Signed and sworn before me this 10th day of January, 2012.	AFFINION GROUP HOLDINGS, INC.
	By:	/s/ Brian J. Fisher
/s/ Karen L. Walgren		Name:	Brian J. Fisher
Notary Public		Title:	VP & Assistant Secretary